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                          LONG ISLAND LIGHTING COMPANY
                         EXECUTIVE EMPLOYMENT AGREEMENT



         AGREEMENT between Long Island Lighting Company, a New York corporation (the "Company"), and Theodore A. Babcock (the "Executive"),

         WHEREAS, the Board of Directors of the Company (the "Board") believes that, in the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is in the best interest of the Company and its present and future shareholders that the business of the Company be continued with a minimum of disruption, and that such objective will be achieved if its key executives are given reasonable assurances of employment security so they will not be distracted by personal uncertainties and risks created during such period; and

         WHEREAS, the Company believes the giving of such assurances will (a) secure the continued services of its key executives in the performance of both their regular duties and such extra duties as may be required of them during such period of uncertainty, (b) enable the Company to rely on such executives to manage its affairs during any such period with less concern for their personal risks, and (c) enhance the Company's ability to attract new key executives as needed; and


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         WHEREAS, the Compensation Committee of the Board has recommended, and the Board has approved, entering into agreements with key executives of the Company in order to achieve the foregoing objectives; and

         WHEREAS, the Executive is a key executive of the Company;

         NOW, THEREFORE, the Company and the Executive agree as follows:

         1.      Employment.      This Agreement provides the Executive with
certain rights in the event of a Change in Control. The Company agrees that if Executive is in the employ of the Company on the date on which a Change in Control occurs (the "Change in Control Date") and, within three years after the Change in Control Date, Executive's employment is terminated for any reason, including but not limited to voluntary resignation of the Executive, then Executive shall be entitled to receive the benefits enumerated in Paragraph 2. For the purposes of this Agreement, a "Change in Control" shall be deemed to have taken place if: (a) LILCO merges with, or consolidates into another person or entity; (b) all or a substantial portion of the assets of LILCO are transferred to another person or entity unless the sale is approved by a majority of the Continuing Directors; (c) any person or group of persons (as defined in Rule 13d-5 of the Securities and Exchange Act of 1934), together with its affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934), directly





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or indirectly, of securities of the Company (including securities convertible at the option of the holder into securities of the Company ordinarily having the right to vote in election of directors) which together represent, or would together represent after giving effect to such conversion, in excess of 40 percent of the combined voting power of the Company's outstanding securities ordinarily having the right to vote in election of directors; (d) a liquidator, trustee or other similar person is appointed for all or substantially all of the assets of the Company; or (e) Continuing Directors no longer constitute at least a majority of the Company's Board. For the purposes of this agreement, "Continuing Director" means any individual who is a member of the Company's Board on March 15, 1987, or is designated (before such person's initial election as a director) as a Continuing Director by a majority of the then remaining Continuing Directors.

         2.      Termination Benefits.     In the event of Executive's
termination of employment for any reason, including but not limited to voluntary resignation of the Executive, within three years following a Change in Control Date, Executive shall be entitled to the following termination benefits:

                 (a) The Executive shall receive severance pay equal to the greater of (i) one year's salary at the Executive's annual compensation rate in effect on the date of such termination or the Change in Control Date, whichever is greater, or (ii) the





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total compensation paid to the Executive in the 12-month period ending on the date of such termination.

                 (b)      The Executive shall receive

                          (i) a benefit which shall be equal to the amount determined under Section 3.2(B) of the Supplemental Death and Retirement Benefit Plan ("SD&RB") as though the Executive's date of termination was the date of his attainment of age 65, multiplied by a fraction, the numerator of which is the Executive's years of service, or partial years of service computed to the nearest whole month, with the Company at his date of termination, and the denominator of which is the years of service, or partial years of service computed to the nearest whole month, with the Company which the Executive would have had at age 65 had he been continuously employed by the Company until age 65, reduced by

                          (ii) the benefit under the SD&RB to which he is entitled at the date of his termination of employment.

The benefit computed above shall be paid in the same manner as provided for any benefit described in Section 3.2(B) of the SD&RB except that the Executive may elect to receive as a lump sum the Actuarial Equivalent of such benefit computed above immediately upon termination. In determining such Actuarial Equivalent, such benefit shall be deemed to be payable as of the attainment of age 60 by the Executive with no reduction for early commencement and an actuarial factor of $110.16 per $1 of monthly income payable shall be used. If the Executive is under age 60 at termination, the benefit shall be reduced by 4% for each year the Executive is under age 60.





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                 (c)      In addition, the Company shall continue to provide
coverage for the Executive under its Medical, Dental and Life Insurance Plans in effect on the Change in Control Date, as amended to comply with COBRA, or pay the Executive monthly an amount that will allow the Executive to obtain insurance coverage essentially no less favorable than that provided to the Executive prior to termination under such plans. Such benefits will continue for a period equal to the lesser of (i) one year following the date of termination, or (ii) until the Executive is provided substantially comparable or greater benefits by another employer.

                 (d) Notwithstanding any other provision of this Agreement, if any payment under this Agreement calculated as set forth above, either alone or together with other amounts which the Executive has the right to receive from the Company, would constitute an "excess parachute payment" (as defined in Section 280G of the Code) (collectively referred to as "Affected Payment"), then the Executive shall be entitled to receive an additional cash payment (an "Additional Payment") which, when added to the Affected Payment provides a net benefit to the Executive, after payment of the excise tax imposed by Section 4999 of the Code and payment of any federal, state and local income taxes attributable to such Additional Payment, equal to the Affected Payment before such Additional Payment. The Company shall have the option of defending or challenging any





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determination concerning the status of payments as "excess parachute payments."
The Executive shall receive the Additional Payments concurrently with Affected Payments; provided, however, the Executive shall be entitled to Additional Payments in arrears upon a subsequent finding by the Internal Revenue Service or court of competent jurisdiction that any payment is an "excess parachute payment."

         3.      Other Benefits.    Any salary or consulting fees due to the
Executive during the 12 months following termination under any other agreement shall be reduced by payments made under paragraph 2(a) above. For purposes of any other agreement between the Executive and the Company which provides a benefit the amount of which depends upon the SD&RB Plan, any benefit payable pursuant to paragraph 2(b) above shall be treated as the benefit under the SD&RB Plan for purposes of calculations under such other agreement.

         4.      Payments.    Amounts payable under paragraphs 2(a) and 2(b)
above to the Executive shall be paid by the Company in cash within five business days of such termination. If the Company fails to pay any such amount within five business days, the trustee of the trust established for the preservation of the amounts payable under this Agreement shall pay the amounts due within 10 business days of termination. If the amounts due have not been paid to the Executive within 10 business days of the termination, the Executive shall have the right to recover from





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the Company or the trust all costs incurred in obtaining payment plus interest on both the amounts due and such costs at a rate of 15% per annum calculated from the date of termination.

         5. Attorneys Fees. The Company is aware that various parties may attempt to deny the Executive the benefits intended under this Agreement or other agreements that provide for payments after a Change in Control. The Company irrevocably authorizes the Executive to retain counsel at the expense of the Company to represent the Executive in connection with the initiation or defense of any litigation relating to any payments under this Agreement or other agreements due from the Company if a Change in Control occurs. Legal fees and expenses shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement to the Company. In the event the Company fails to pay or reimburse such amounts, the trustee of the SD&RB Trust shall pay such amounts up to an aggregate amount which, in the trustees sole and exclusive judgment, will not impair the ability of the SD&RB Trust to pay benefits due under the SD&RB Plan.

         6.      GOVERNING LAW.    EXCEPT TO THE EXTENT REQUIRED BY ERISA, THIS
AGREEMENT SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK.

         7.      Amendment.       This Agreement may not be amended except by
the written agreement of the parties hereto.





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         8.      Binding Effect.  This Agreement shall be binding on the
Company, its successors, and assigns. Should there be a consolidation or merger of the Company with or into another corporation, or a purchase of all or substantially all of the assets of the Company and another entity, the surviving or acquiring corporation will succeed to the rights and obligations of the Company under this Agreement.

         9.      Term.    This Agreement shall be effective with respect to any
Change in Control from February 4, 1994 through December 31, 1994.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement
dated this  23rd   day of February, 1994.




                                 LONG ISLAND LIGHTING COMPANY



                                 By      /S/    WILLIAM J. CATACOSINOS
                                         -------------------------------------
                                            Chairman, Board of Directors



                                         Executive:



                                              /S/ THEODORE A. BABCOCK
                                         -----------------------------------
                                            Theodore A. Babcock






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